Exhibit 3.1

AMENDMENT NO. 3 TO SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ALTERA INFRASTRUCTURE L.P.

This AMENDMENT NO. 3 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) dated as of August 12, 2022 (the “Amendment Effective Date”), of Altera Infrastructure L.P., f/k/a Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), is entered into by Altera Infrastructure GP L.L.C., a Marshall Islands limited liability company (the “General Partner”), the sole general partner of the Partnership. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LP Agreement (as defined herein).

W I T N E S S E T H

WHEREAS, the Partnership was formed upon the filing of a certificate of limited partnership with the Registrar of Corporation of the Republic of the Marshall Islands (as amended, the “Certificate of Limited Partnership”) and is governed by that certain Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P. dated as of January 22, 2020 (including all exhibits, schedules, and annexes thereto, as amended, the “LP Agreement”);

WHEREAS, pursuant to Section 13.1(d)(1) and 16.5(c) of the LP Agreement, the General Partner has the authority to amend any provision of the LP Agreement without the consent of any Limited Partner, for a change that (i) the General Partner determines does not adversely affect the Limited Partners (including any particular class or series of Partnership Interests as compared to other classes or series of Partnership Interests) in any material respect, and (ii) would not have a material adverse effect on the existing terms of the Series A Preferred Units, Series B Preferred Units, or Series E Preferred Units;

WHEREAS, Section 11.1 of the LP Agreement sets forth certain Events of Withdrawal and provides that upon the occurrence of any such Events of Withdrawal the General Partner shall be deemed to have withdrawn from the Partnership; and

WHEREAS, the General Partner desires to amend the LP Agreement, in accordance with and in reference to the Marshall Islands Act, to provide that the occurrence of any one or more of the events of withdrawal, as set forth in Section 35(1)(d) and Section 35(1)(e) of the Marshall Islands Act, shall not cause the General Partner to cease being the general partner of the Partnership.

NOW, THEREFORE, the General Partner does hereby amend the LP Agreement as follows:

Section 1.      Amendments.

(a)	Each of Section 11.1(a)(iv) and Section 11.1(a)(v) of the LP Agreement is hereby deleted from the LP Agreement in its entirety and replaced with the following language: “Intentionally Omitted.”

(b)	The penultimate sentence of Section 11.1(a) of the LP Agreement is hereby deleted in its entirety and replaced with the following language: “If an Event of Withdrawal specified in Section 11.1(a)(vi)(A), (B), (C), or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence.”

(c)	A new Section 11.1(c) is hereby inserted into the LP Agreement with the following language, which shall be the sole agreement with respect to the subject matter thereof: “(c) Notwithstanding Section 35(1)(d) and Section 35(1)(e) of the Marshall Islands Act, the occurrence of any one or more of the events set forth in Section 35(1)(d) and Section 35(1)(e) of the Marshall Islands Act shall not cause the withdrawal of the General Partner from the Partnership or otherwise cause the General Partner to cease to be the general partner of the Partnership. Any provision to the contrary in the LP Agreement shall be null and void.”

(d)	The first sentence of Section 12.2 of the LP Agreement is hereby deleted in its entirety and replaced with the following language: “Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority.”

Section 2.      Except as expressly provided in this Amendment, the terms and conditions of the LP Agreement are and remain in full force and effect.

Section 3.      This Agreement shall be construed in accordance with and governed by the laws of the Marshall Islands, without regard to the principles of conflicts of law.

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IN WITNESS WHEREOF, the undersigned executed this Amendment on the date first written above.

ALTERA INFRASTRUCTURE GP L.L.C.

By:	/s/ Giles Mark Mitchell
Giles Mark Mitchell
Vice President and Company Secretary

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